Exhibit 99.1

                                 WRITTEN CONSENT

If Telesource International stockholders want to give their consent and vote FOR the merger, please sign below and return to:

Jeff Karandjeff
Secretary
Telesource International, Inc.
860 Parkview Blvd.
Lombard, IL 60148

Stockholder #1 Signature
                        -------------------------------

Print or Type Name
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Stockholder#2 Signature
                       --------------------------------

Print or Type Name
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Number of Shares
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All  consents  must be  received  no  later  than 60 days  from  the  date  this
Prospectus/Information Statement is sent to stockholders. Written consents may be revoked at any time during prior to the expiration of this 60 day period. However, they are not revocable after written consents have been received from common stockholders owning more than 5,395,000 of Telesource International's issued and outstanding common stock, which is 50% of all issued and outstanding common stock of Telesource International.

Stockholders wishing to obtain information about the number of written consents received at any time may do so by calling or writing Mr. Jeff Karandjeff at the telephone number or address listed above.

If Telesource International stockholders do not wish to give their consent to vote for the merger, they may do nothing.

Remember, however, that Telesource International stockholders must comply with the appropriate provisions of Delaware law to exercise dissenters rights. These rights are summarized in the Prospectus/Information Statement. The relevant Delaware statute is attached as an appendix to the Prospectus/Information Statement.